UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

APC GROUP, INC.
(Exact name of registrant as specified in its charter)

Nevada	20-1069585
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3526 Industrial Ave, Fairbanks, AK	99701
(Address of Principal Executive Offices)	(Zip Code)

2009 Stock Plan
(Full title of the plan)

Kenneth S. Forster 3526 Industrial Ave Fairbanks, AK 99701
(Name and address of agent for service)

(907) 457-2501
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of  “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price (1)	Amount of registration fee
Common Stock	2,500,000	$0.076	$190,000	$10.60

(1)
Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price have been determined on the basis of the average of the bid and asked price as reported on the over-the-counter Bulletin Board on April 7, 2009.

PART I

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

EXPLANATORY NOTE

In accordance with the Note to Part I of Form S-8, the information specified by Part I of Form S-8 has been omitted from this registration statement on Form S-8. Such information will be sent or given to participants in the employee benefit plan described herein as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Although such documents are not being filed with the United States Securities and Exchange Commission (the “Commission”), they constitute (along with the documents incorporated by reference into this registration statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.       Incorporation of Documents by Reference.

APC Group, Inc. (the “Registrant”) hereby states that the following documents filed with the Commission are incorporated by reference into this registration statement and are made a part hereof:

(a)
The Registrant's annual report on Form 10-KSB filed on March 2, 2009, for the fiscal year ended November 30, 2008, which includes audited financial statements as of and for the year ended November 30, 2008.

(b)
All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the annual report referred to in Item 3(a) above.

(c)
The description of common stock contained in the Registrant’s registration statement, File No. 000-52789, filed with the Commission on August 30, 2007, under Section 12 of the Exchange Act, including all amendments or reports filed for the purpose of updating such description.

The Registrant hereby states further that all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superceded for the purpose of this registration statement to the extent that a statement contained herein or in any subsequently filed document which is also, or is deemed to be, incorporated herein by reference modifies or supercedes such statement.  Any such statement so modified or superceded shall not be deemed, except as so modified or superceded, to constitute a part of this registration statement.

Item 4.       Description of Securities.

Not applicable

Item 5.	Interest of Named Experts and Counsel.

The legal counsel giving the opinion upon the validity of the securities being registered for the Registrant is the owner of 70,000 shares of the Registrant’s common stock and an agreement to provide services in the principal amount of $38,400 with a conversion rate equal to ten percent (10%) less than the last sale price of the Registrant’s common stock on the first trading day immediately preceding the conversion date.  The aggregate fair market value of the interest is $51,417 based upon the last sale price as reported on the over-the-counter Bulletin Board on April 6, 2009.

Item 6.	Indemnification of Directors and Officers.

The Registrant’s bylaws provide that the Registrant shall indemnify any present or former director, advisory director or officer of ours, any person who is serving or served at the Registrant’s request as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionality of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and any person nominated or designated by the board of directors to serve in any of the capacities referred to above, against all judgments, penalties (including excise and similar taxes), fines, amounts paid in settlement and reasonable expenses actually incurred by such person in connection with any threatened, pending or completed civil, criminal, administrative, arbitrative or investigative action, suit or proceeding, any appeal thereof, and any inquiry or investigation that could lead to such an action, suit or proceeding in which such person was, is or is threatened to be named a defendant or respondent, or in which such person was or is a witness without being named a defendant or respondent, by reason, in whole or in part, of such person serving or having served, or having been nominated or designated to serve, in any of the capacities referred to above; provided however, that the Registrant is not required to indemnify such person unless such person acted in good faith, reasonably believed, in the case of such person’s conduct as a director or officer of the Registrant, that their conduct was in the Registrant’s best interests and, in all other cases, that their conduct was at least not opposed to the Registrant’s best interests, and, in the case of any criminal proceeding, had no reasonable cause to believe that their conduct was unlawful. In the event that an indemnitee is found liable to the Registrant or is found liable on the basis that personal benefit was improperly received by the indemnitee the indemnification is limited to reasonable expenses actually incurred by the indemnitee in connection with the proceeding and shall not be made in respect of any proceeding in which the indemnitee shall have been found liable for willful or intentional misconduct in the performance of the indemnitiee’s duty to the Registrant. Except as provided above, there is no indemnification in respect of any proceeding in which the indemnitee shall have been found liable on the basis that personal benefit was improperly received by the indemnitee or found liable to the Registrant. The indemnification provided in the Registrant’s bylaws is applicable whether or not negligence or gross negligence of the indemnitee is alleged or proven.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description of Exhibit

5.1	Opinion of Trae O'Neil High Legal Services, PC: re: the legality of the shares being registered
10.1	2009 Stock Plan
23.1	Consent of Trae O'Neil High Legal Services, PC (included in Exhibit 5.1)
23.2	Consent of Malone & Bailey, PC

Item 9.	Undertakings.

(a)	The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i)	include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)
reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement;

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Act that are incorporated by reference in the registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act, to treat each such post-effective amendment as a new registration statement related to the securities offered, and the offering of the securities at that time to be the initial bona fide offering thereof.

(3)   To file a post-effective amendment to remove from registration any of the securities that remain unsold at the termination of the offering.

(4)  For determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, that in a primary offering of securities of the Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the Registrant or used or referred to by the Registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the Registrant or its securities provided by or on behalf of the Registrant; and

(iv)	Any other communication that is an offer in the offering made by the Registrant to the purchaser.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to any provisions, arrangements, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fairbanks, State of Alaska, on April 8, 2009.

APC GROUP, INC.

By:	/s/ Kenneth S. Forster
Name: Kenneth S. Forster
Title: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Kenneth S. Forster	President, Chief Executive Officer and Treasurer	April 8, 2009
Kenneth S. Forster	(Principal Executive Officer,
Principal Financial Officer and
Principal Accounting Officer)

/s/ Matthew Meyer	Sole Director	April 8, 2009
Matthew Meyer